Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Magnet Communications, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-110707) on Form S-8 of Digital Insight Corporation of our report dated March 7, 2003, with respect to the consolidated balance sheet of Magnet Communications, Inc. as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the year ended December 31, 2002, which report appears in the Form 8-K/A of Digital Insight Corporation dated January 29, 2004.

/s/ KPMG LLP

Atlanta, Georgia

January 29, 2004